Exhibit (d)(4)

SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of November 17, 2017, by and between USCF ADVISERS LLC, a Delaware limited liability company (the “Adviser”) and SUMMERHAVEN INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (“SHIM”).

WHEREAS, pursuant to an Investment Advisory Agreement dated October 27, 2017 (the “Investment Advisory Agreement”) by and between the Adviser and USCF ETF TRUST, a Delaware statutory trust (the “Trust”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which has been approved by the Trust’s Board of Trustees (the “Board”), the Trust has appointed the Adviser to furnish investment advisory and other services to the Trust;

WHEREAS, the Trust consists of multiple series including the series listed in Appendix A (each, a “Fund” and together, the “Funds”), each of which is a separate investment portfolio;

WHEREAS, the Investment Advisory Agreement permits the Adviser to appoint a sub-advisor to provide certain advisory services in connection with the operation of the Funds;

WHEREAS, the Adviser desires to retain SHIM to provide the services set forth in this Agreement for the Funds, and SHIM is willing to provide such services to the Funds on the terms and conditions set forth in this Agreement; and

WHEREAS, pursuant to a Services and Licensing Agreement with SummerHaven Index Management LLC (“SHIX”), dated the same date as this Agreement (the “Licensing Agreement”), the Adviser licensed from SHIX the use of certain names and marks (“Service Marks”), including that of certain securities indexes (the “Indexes”), and the use of the Indexes by the Funds;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.             Engagement of SHIM.

(a)            The Adviser hereby engages SHIM as sub-advisor to the Funds to furnish a continuous investment program and manage the investment and reinvestment of the assets of the Funds on a fully discretionary basis. In this regard, SHIM shall, with respect to each Fund, determine in its discretion the securities and any other financial instruments (including, without limitation, investments in cash, cash-equivalents and/or money market instruments) to be purchased, retained or sold on behalf of the Funds within the parameters of the investment approach, policies, restrictions and guidelines applicable to each Fund as provided by the Adviser to SHIM. SHIM shall seek to place the trades for the Funds in accordance with the Trust’s policy, as set forth in its registration statement on Form N-1A, for best execution.

(b)            SHIM shall seek to discharge its obligations under this Agreement subject to the supervision of the Adviser, the Board and the officers of the Trust and in compliance with (i) the applicable Fund’s investment objective, policies and restrictions as set forth in that Fund’s registration statement filed with the Securities and Exchange Commission (the “SEC”), as amended or supplemented during the term of this Agreement; (ii) all other applicable federal, state and foreign laws and regulations, including without limitation, the rules of any self-regulatory organization; (iii) the Trust’s Declaration of Trust, as such may be amended from time to time; and (iv) such other guidelines, policies and procedures adopted by the Board or implemented by the Adviser applicable to the relevant Fund and provided to SHIM from time to time. The Adviser shall provide SHIM with written notice of any changes to a Fund’s objective, policies and restrictions no less than thirty (30) days prior to the effectiveness of any such change. No supervisory activity undertaken by the Adviser shall limit SHIM’s full responsibility for its obligations under this Agreement.

(c)            SHIM will attend, either in person or via telephone, regular business and investment-related meetings with the Board and/or the Adviser, as requested by the Trust, the Adviser or both; and will maintain books and records with respect to each Fund, furnish to the Adviser and the Board such periodic and special reports as they may reasonably request with respect to a Fund and provide in advance to the Adviser all reports to the Board for examination and review within a reasonable time prior to Board meetings.

(d)            SHIM will use its commercially reasonable efforts to comply with the directions from the Adviser with respect to changes that may need to be made to ensure that the Fund continuously qualifies as a regulated investment company under Sub-Chapter M of the Internal Revenue Code.

(e)            SHIM will not consult with sub-advisers of any other investment portfolio of the Trust concerning transactions in portfolio securities or other portfolio investments of the Funds.

(f)            In accordance with procedures adopted by the Board, as amended from time to time, SHIM will assist each Fund and/or its administrator in determining the fair valuation of the assets of the relevant Fund and will use its reasonable efforts to arrange for the provision of valuation information or price(s) for the assets held by the relevant Fund which do not have a market price or for which the relevant Fund’s administrator does not obtain prices in the ordinary course of business from an automated pricing service.

(g)            SHIM will notify the Adviser promptly upon detection of any error in connection with its management of the Funds, including, but not limited to, any trade errors. Further, SHIM shall provide access to the Adviser and the Funds, or their respective agents, to all documents and information related to any error, its analysis and correction, and the correction of all errors impacting a Fund must be corrected to the satisfaction of the Adviser and that Fund. SHIM will reimburse the relevant Fund for costs, losses or damages incurred arising out of or resulting from any such error.

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2.             Representations and Warranties by SHIM. SHIM represents and warrants to the Adviser that:

(a)            SHIM has the full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)            SHIM is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)            The execution, delivery and performance by SHIM of this Agreement are within SHIM’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)            SHIM is not prohibited by Section 9(a) of the 1940 Act from performing its obligations under this Agreement.

(e)            SHIM is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) to perform its obligations under this Agreement.

(f)            The execution, delivery and performance by SHIM of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) SHIM’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon SHIM.

(g)            SHIM is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Funds, and under this Agreement and will continue to be so registered and maintain all necessary governmental, self-regulatory and exchange licenses and approvals, has effected all necessary filings and registrations with each applicable regulatory body, if required, so long as this Agreement remains in effect, including for the avoidance of doubt, as an investment adviser registered with the SEC under the Advisers Act.

(h)            SHIM will maintain its own compliance program or manual, as required for SEC-registered investment advisers to registered investment companies. SHIM will provide either the manual or a summary thereof, including any updates thereto, to the Adviser’s Chief Compliance Officer.

(i)            SHIM has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act has provided Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, SHIM shall certify to Adviser or the Trust that SHIM has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of SHIM’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of Adviser or the Trust, SHIM shall permit representatives of Adviser or the Trust to examine the reports (or summaries of the reports) required to be made to SHIM by Rule 17j-1(d)(1) and other records evidencing enforcement of the code of ethics.

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(j)            This Agreement and each other agreement, instrument or document to be executed and delivered by SHIM pursuant to this Agreement constitutes the legal, valid and binding obligation of SHIM, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

(k)            SHIM represents that its other engagements or activities are as of the date of this Agreement not of a nature or magnitude so as to have a material adverse effect on its ability to fulfill its obligations under this Agreement. The Adviser acknowledges and agrees that SHIM and its principals are required to devote only such time as may be reasonably required with respect to SHIM’s obligations under this Agreement.

(l)            SHIM will notify the Adviser in the event that there is any change of control or ownership of SHIM that would constitute an assignment of an investment advisory contract for purposes of Section 15(a) of the 1940 Act (each such occurrence, a “SHIM Change of Control Event”), in each such case prior to such change if SHIM is aware of such change, but in any event, not later than promptly after such change.

(m)            SHIM will maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $10,000,000.

3.             Representations and Warranties of the Adviser. The Adviser represents and warrants to SHIM as follows:

(a)            The Adviser has the full power and authority to enter into this Agreement, to serve as the investment adviser to the Funds, and to perform the services and its obligations described under this Agreement.

(b)            The Adviser is a limited liability company duly organized and validly existing under the laws of the state of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted.

(c)            The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action and no further action is required on its part to authorize this Agreement.

(d)            The execution, delivery and performance by the Adviser of this Agreement do not violate or result in a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser.

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(e)            The Adviser is registered with applicable regulators in each capacity in which it is required to register to perform its duties with respect to the Trust and the Funds, and under this Agreement and will continue to be so registered, if required, so long as this Agreement remains in effect.

(f)            This Agreement and each other agreement, instrument or document to be executed and delivered by the Adviser pursuant to this Agreement constitutes the legal, valid and binding obligation of the Adviser, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other laws and equitable principles affecting creditors’ rights generally and the discretion of the courts in granting equitable remedies.

4.             Covenants of SHIM.

(a)            SHIM will promptly notify the Adviser of the occurrence of any event that would substantially impair SHIM’s ability to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act.

(b)            SHIM will promptly notify the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Adviser, the Trust and/or the Funds, or, in the case of SHIM, that would impact the its ability to perform its obligations under this Agreement, in each case, unless SHIM is prohibited from doing so.

5.             Covenants of the Adviser.

(a)            The Adviser will promptly notify SHIM of the occurrence of any event that would substantially impair the ability of the Adviser to fulfill its commitment under this Agreement including, without limitation, the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act

(b)            The Adviser will promptly notify SHIM if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Trust and/or the Funds, or, in the case of the Adviser, that would impact the ability of the Adviser to perform its obligations under this Agreement, in each case, unless the Adviser is prohibited from doing so.

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6.            Confidentiality.

(a)            By virtue of this Agreement, either the Advisor, the Funds, or the Trust, on the one hand (the “Fund Parties”), and SHIM on the other hand, may have access to information that is confidential to the other including, without limitation, all business, technical, financial, customer and/or any other proprietary information of a party or its affiliates, products, processes, tools, services, technical knowledge and any other information and/or materials clearly marked as confidential or information identified as confidential at the time of disclosure or summarized as confidential in a written memorandum delivered to the recipient within thirty (30) calendar days of disclosure, including, without limitation, all non-public information concerning the Indexes (collectively, “Confidential Information”). Notwithstanding the foregoing, a party’s Confidential Information shall not include information which: (i) is or becomes a part of the public domain through no act or omission of the other party; (ii) was in the other party’s lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (iii) is lawfully disclosed to the other party by a third party without restriction on disclosure; or (iv) is independently developed by the other party without reference to any Confidential Information. In addition, the obligations of this Section 6 do not apply to confidential information that is required to be disclosed pursuant to a subpoena, court order, or disclosure request from a government authority, provided that to the extent permitted by law the party subject to same shall provide prompt written notice to the other party upon receipt of such subpoena, order, or other disclosure requirement prior to such disclosure so the other party may seek the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement. Such Confidential Information shall remain confidential for all other purposes.

(b)            By virtue of this Agreement, either the Fund Parties or SHIM may have access to Confidential Information of the other party. The Fund Parties and SHIM agree to maintain the confidentiality of the Confidential Information, except that the Confidential Information may be disclosed (i) to their respective affiliates and their respective affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (ii) to the extent requested by any governmental authority, taxing authority or self-regulatory authority, (iii) to the extent required by applicable law or by any subpoena or similar legal process (provided that to the extent permitted by law the party subject to same shall provide immediate written notice to the other party upon receipt of subpoena, order, or other disclosure requirement prior to such disclosure and allow such other party the opportunity to intervene in the action in order to attempt to enjoin such subpoena, order, or other disclosure requirement), (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the rights granted hereunder, (v) in the regulatory filings of the Trust and any Fund, in a manner determined to be appropriate or required by USCF by or on behalf of the Trust and any Fund, and (vi) with the consent of the other party. Such Confidential Information shall remain confidential for all other purposes.

(c)            The Fund Parties and SHIM agree to secure and protect the Confidential Information of each other in a manner consistent with the maintenance of the other party’s rights therein, using at least as great a degree of care as each party uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than its reasonable efforts. None of the Fund Parties nor SHIM shall sell, transfer, publish, disclose, or otherwise make available any portion of the Confidential Information of the other party to third parties, except as necessary to perform its obligations under this Agreement or as expressly authorized in this Agreement. Each party represents that it has, and agrees to maintain, an appropriate agreement with each third party who may have access to Confidential Information sufficient to enable such party to comply with all of the terms of this Agreement.

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(d)            The Fund Parties and SHIM agree that the unauthorized use by any party of the other party’s Confidential Information will diminish the value of such Confidential Information and will cause substantial and irreparable damage to the party whose Confidential Information was improperly disclosed, and that the remedies generally available at law may be inadequate. Accordingly, the Fund Parties and SHIM agree that a breach of this Section 6 shall entitle SHIM (in the case of a breach by any of the Fund Parties) or the Fund Parties (in the case of a breach by SHIM) to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages. The parties agree that the obligations under this Section 6 shall survive termination or expiration of this Agreement.

7.             Regulatory Matters. SHIM acknowledges and agrees that it is an “investment adviser” to each Fund as such term is defined under the 1940 Act.

8.             Services Not Exclusive. The services furnished by SHIM hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent SHIM or any affiliated person of SHIM or any employee, agent, manager or affiliated person of such person from acting as investment adviser, sub-advisor, commodity trading advisor and/or commodity pool operator for any other person(s) or entity(ies), or (ii) limit or restrict SHIM or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other financial instruments for its or their own accounts or for the accounts of others for whom he, she or it may be acting.

9.             SHIM’s Trading Transactions. From time to time, the Funds and other accounts advised or managed by SHIM may invest in the same securities. When SHIM seeks to purchase or sell the same securities at substantially the same time on behalf of the Funds, and/or a Fund and another such account, SHIM shall, to the extent permitted by law and to the extent reasonably practicable, aggregate and allocate such orders in accordance with the policies and procedures set forth in its compliance manual, as amended from time to time, and in a manner which SHIM believes to be fair to both of the Funds and/or a Fund and such other Account.

10.           Duration and Termination.

(a)            In respect of each Fund, the term of this Agreement shall commence on the date that Fund begins investment operations, subject to the condition that the Board, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Adviser or SHIM, and the shareholders of the relevant Fund, shall have approved this Agreement. This Agreement shall remain in effect for a period of two (2) years therefrom (“Initial Term”), subject to termination pursuant to this Agreement or termination otherwise by law, and continue on an annual basis thereafter; provided that such annual continuance is specifically approved each year by (i) the Board, or in respect of each Fund, by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the relevant Fund, and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

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(b)            Termination of the Agreement. With respect to each Fund, this Agreement may be terminated without payment of any penalty:

(i)	by mutual consent of the parties hereto;
(ii)	by vote of a majority of the Board or by a vote of a majority of the outstanding voting securities of the relevant Fund, with sixty (60) days written notice to SHIM;
(iii)	by any party, upon ninety (90) days’ prior written notice to the other party, in the event that:
a.	the other party commits a material breach of this Agreement, and such material breach has not been cured by the breaching party within thirty (30) days from the date of notice from the other party of such material breach, specifying the nature of the breach in reasonable detail;
b.	if any party becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; makes a voluntary assignment or transfer of all or substantially all of its property; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, arrangements, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented to by the other party or is not dismissed within sixty (60) days after such institution; or
c.	any adverse finding is made in respect of, or official sanction imposed on, any other party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement.
(iv)	By the Adviser upon ninety (90) days’ prior written notice to SHIM in the event that:
a.	The Adviser and/or the Trust is informed of the final adoption of any legislation or regulation that materially impairs the ability of the Adviser and/or the Trust to market, promote, issue, or redeem shares of the Funds;
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b.	any material litigation or regulatory proceeding regarding the Fund(s) is commenced which requires the Fund(s) to cease existence; or
c.	any material litigation or regulatory proceeding regarding SHIM is commenced and the Adviser, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on the Adviser and/or a Fund;
(v)	By SHIM, upon ninety (90) days’ prior written notice to the Adviser and the Trust, in the event that:
a.	SHIM is informed of the final adoption of any legislation or regulation that materially impairs SHIM’s ability to perform its obligations under this Agreement;
b.	Any material litigation or regulatory proceeding regarding the Adviser and/or a Fund is commenced and SHIM, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on SHIM; or
c.	SHIM determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the provision of its services hereunder will result in material hardship or material expense to SHIM.
(vi)	This Agreement shall automatically terminate upon its assignment or the occurrence of a SHIM Change of Control Event.
(vii)	This Agreement shall also terminate in the event that the Investment Advisory Agreement or the Licensing Agreement is terminated.

(c)            No fees under this Agreement will be payable to SHIM by the Adviser after termination of this Agreement as set forth above except any outstanding fees. The fee for the month in which this Agreement is terminated will be prorated based on the number of days in the month during which the Agreement was in effect.

(d)            Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration.

(e)            In the event that this Agreement is terminated with respect to any Fund, this Agreement shall cease to apply to such Fund, provided, that the remainder of this Agreement shall not be affected thereby.

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11.            Proxy Voting; Class Actions.

(a)            SHIM shall have full and sole discretion on behalf of the Funds to vote (or in its discretion, refrain from voting) proxies for the securities held by each Fund. SHIM shall vote proxies for the Funds in, (i) a manner deemed by SHIM to be in the best interests of the relevant Fund, and (ii) accordance with SHIM’s proxy voting policies and procedures. SHIM represents and covenants that it has adopted written proxy voting policies and procedures as required under Rule 206(4)-6 of the Advisers Act, a copy of which has been provided to the Funds and the Board, and that it will promptly provide (i) any updates of such policies and procedures to the Funds and the Board, (ii) its voting records with respect to each Fund, to enable that Fund to meet its annual disclosure requirement pursuant to Rule 30b1-4 under the 1940 Act, and (iii) reports to the Adviser and/or the Board, as a Fund may direct, in instances where SHIM votes counter to its proxy voting policies. The Adviser acknowledges and agrees that SHIM has the authority to engage a third party service provider to assist SHIM with the voting of each Fund’s proxies.

(b)            SHIM shall have full and sole discretion on behalf of the Funds to participate in or consent to (or refrain from participating in or consenting to) any class action, distribution, plan of reorganization, creditors committee, merger, combination, consolidation, liquidation, underwriting, or similar plan with respect to any issuers of securities in which assets of a Fund are invested from time to time, and to execute and bind each Fund in waivers, consents and covenants related thereto.

12.           Books and Records. In compliance with the requirements of Rule 31a-3 of the 1940 Act, SHIM hereby agrees that all records which it maintains for each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records in the event of termination of this Agreement. SHIM further agrees to preserve for the periods prescribed by Rule 31a-2 of the 1940 Act, if applicable, the records required to be maintained by the SEC, if applicable, with respect to the services provided by SHIM hereunder. For avoidance of doubt, SHIM shall be permitted to include performance information of each Fund in materials produced by it subject to compliance with all applicable securities laws and regulations and any applicable FINRA guidance, and such performance information shall not be Confidential Information of the Fund Parties.

13.           Expenses. During the term of this Agreement, SHIM will pay its own expenses incurred in connection with the performance of its obligations under this Agreement, including all costs and expenses of its employees and any overhead incurred and any activities directly related thereto, and including all costs and expenses of compliance with applicable law and regulation.

14.           Compensation. In consideration of the services rendered pursuant to this Agreement, during the term of this Agreement, the Adviser will pay to SHIM, as compensation a fee (the “Fee”), as set forth on Appendix B. The Fee will be calculated daily and paid monthly within 30 days of the end of each calendar month by a wire transfer to an account or accounts specified by SHIM. If the Fee begins to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Adviser shall pay to SHIM such compensation as shall be payable prior to the effective date of termination.

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15.           Indemnification; Limitation of Liability.

(a)            The Adviser shall indemnify, defend and hold SHIM and its respective affiliates, members, directors, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “SHIM Indemnified Parties”) harmless from and against any and all claims, liabilities, obligations, judgments, causes of action, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) in connection with or arising out of this Agreement, including but not limited to any material breach of this Agreement by the Adviser, the Trust, and/or a Fund, or any disclosure in any registration statement of a Fund (except disclosure about SHIM that has been specifically approved by SHIM), except to the extent Losses are the result of any grossly negligent act or omission of a SHIM Indemnified Party.

(b)            SHIM shall indemnify, defend and hold the Trust, the Adviser, the Funds and their respective affiliates, members, directors, trustees, officers, shareholders, employees, representatives, agents, attorneys, successors and assigns (collectively, the “USCF Indemnified Parties”) harmless from and against any and all Losses arising out of (i) any material breach of this Agreement by SHIM, (ii) any disclosure in a Fund’s registration statement about SHIM that has been specifically approved by SHIM, or (iii) the gross negligence or willful misconduct of SHIM, as applicable, in performing or satisfying its obligations under this Agreement.

(c)            Except as otherwise expressly provided herein, in no event shall the Trust, the Adviser or SHIM be liable for any indirect, incidental, special or consequential damages, even if the party or an authorized representative thereof has been advised of the possibility of such damages. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith; thus, nothing in this Agreement shall in any way constitute a waiver or limitation on any rights which a party may have under the federal securities laws.

(d)            Promptly after receipt by any SHIM Indemnified Party or USCF Indemnified Party (collectively, the “Indemnified Party”) of notice of the commencement of any action, the Indemnified Party shall, if indemnification is to be sought against the other party (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof, but the omission to notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder only to the extent that such omission results in the forfeiture by the Indemnifying Party of rights or defenses with respect to such action. In any action or proceeding, following provision of proper notice by the Indemnified Party of the existence of such action, the Indemnified Party shall be entitled to participate in any such action and to assume the defense thereof, with counsel of its choice, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense of the action, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any attorneys’ fees subsequently incurred by the Indemnified Party. The Indemnified Party shall cooperate in the defense of settlement of claims so assumed. The Indemnifying Party shall not be liable hereunder for the settlement by the Indemnified Party for any claim or demand unless it has previously approved the settlement or it has been notified of such claim or demand and has failed to provide a defense in accordance with the provisions hereof. In the event that the Indemnifying Party assumes the defense of the action, in negotiating any settlement the Indemnifying Party shall use commercially reasonable efforts to avoid any negative reputational or legal consequences to the Indemnified Party, and the Indemnified Party shall have the right to approve the terms of any settlement as to any such reputational or legal consequences in its reasonable discretion.

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16.           Use of Name, and Reference to SHIM and the Indexes. The use by the Adviser, the Funds or the Trust of the name of SHIM and/or the Indexes shall be governed by the Licensing Agreement. Notwithstanding the foregoing, nothing in this Agreement or the Licensing Agreement shall be read to prevent the Funds or the Trust from including the name of SHIM or the Indexes as may be required to complete any regulatory filing.

17.           Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no amendment of this Agreement shall be effective until approved by the Board, including a majority of the members of the Board who are not interested persons of the Adviser or SHIM, cast in person at a meeting called for the purpose of voting on such approval and, if required by applicable law, a majority of the outstanding voting securities of the Fund.

18.           No Partnership. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the Adviser, on the one hand, and SHIM, on the other hand. The Adviser and SHIM are independent contractors to one another and, except as specifically provided in this Agreement, that SHIM shall not have authority to act for or represent the Adviser or the Trust contained herein shall create or constitute SHIM and the Adviser or Trust as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall anything contained herein be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

19.           Legal Proceedings. SHIM will not advise or act for the Adviser, the Trust or the Funds in any legal proceedings, including bankruptcies or class actions, involving any assets held or previously held by a Fund without the prior written consent of the Adviser.

20.           No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third party beneficiary hereto.

21.           Waiver. The waiver by any party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

22.           Governing Law. This Agreement shall be governed by and construed solely and exclusively in accordance with the laws of the State of New York in a manner not in conflict with the provisions of the 1940 Act, as applicable.

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23.           Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, such provision shall be deemed to be restated to be enforceable, in a manner which reflects, as nearly as possible, the intent and economic effect of the invalid provision in accordance with applicable law. If necessary or appropriate the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible. The remainder of this Agreement shall remain in full force and effect.

24.           Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

To the Adviser at:

USCF Advisers LLC

1999 Harrison Street, Suite 1530

Oakland, CA 94612

Attn: John Love, President and Chief Executive Officer

Tel: (510) 522-9600

Email: jlove@uscfinvestments.com

With a copy to:

Carolyn Yu, General Counsel

Tel: (510) 522-9600

Email: cyu@uscfinvestments.com

To SHIM at:

SummerHaven Investment Management, LLC

Soundview Plaza

Fourth Floor

1286 East Main Street

Stamford, CT 06902

Telephone: (203) 352-2700

Email: legal@summerhavenim.com

With a copy to:

Robert Chender, Esq.

Seward & Kissel LLP

1 Battery Park Plaza

New York, NY 10004

Tel: (212) 574-1415

Email: chender@sewkis.com

13

25.           Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. Appendices A and B to this Agreement shall be incorporated into this Agreement and made a part hereof.

26.           Survival. The terms of Sections 6, 12, 14, 15, 21, 22, 23, 24, 26, 28, and 29 shall survive termination of this Agreement.

27.           Force Majeure. No party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement where such delay or failure arises by reason of any act of God, or any government or any governmental body, any act of war or terrorism, the elements, strikes or labor disputes, or other similar or dissimilar cause beyond the control of such party.

28.           No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

29.           Interpretation. When reference is made in this Agreement to a section, such reference shall be to a section of this Agreement, unless otherwise indicated. The defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

30.           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed intend to be legally bound by it, as of the date first written above.

USCF ADVISERS LLC:		SUMMERHAVEN INVESTMENT
MANAGEMENT, LLC:

By:	/s/ John P. Love	By:	/s/ Ashraf R. Rizvi
Name:	John P. Love	Name:	Ashraf R. Rizvi
Title:	President	Title:	Partner
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APPENDIX A

Funds

USCF SummerHaven SHPEI Index Fund
USCF SummerHaven SHPEN Index Fund
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APPENDIX B

Fund	Annual Fee as a percent of average daily net assets[1]
USCF SummerHaven SHPEI Index Fund	0.06%
USCF SummerHaven SHPEN Index Fund	0.06%
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